Exhibit 99.1


THE READER'S DIGEST ASSOCIATION, INC.
Media: William Adler, (914) 244-7585  william.adler@rd.com
Investor Relations: Richard Clark, (914) 244-5425  richard.clark@rd.com


              SHAREHOLDER MEETING ON RECAPITALIZATION POSTPONED

        PLEASANTVILLE, N.Y., August 13, 2002 -- The Reader's Digest Association, Inc. [NYSE: RDA, RDB] announced that the Supreme Court of Delaware has reversed the decision of the Delaware Chancery Court denying an injunction of the company's pending recapitalization and instructed the Chancery Court to preliminarily enjoin the recapitalization pending a trial on the merits of litigation brought by certain shareholders. The meeting of the company's shareholders to vote on the recapitalization scheduled for Wednesday, August 14, 2002 has been postponed. Reader's Digest is currently reviewing the ruling of the Delaware Supreme Court.

      The Reader's Digest Association, Inc. is a global publisher and direct marketer of products that inform, enrich, entertain and inspire people of all ages and cultures around the world. Revenues were $2.4 billion for the fiscal year ended June 30, 2002. Products include Reader's Digest magazine, the most widely read magazine in the world, published in 19 languages, 48 editions and more than 60 countries. Global headquarters are located at Pleasantville, New York. For information, visit http://www.rd.com.

                                       ###